Exhibit 23.1

[Letterhead of Rotenberg & Company, LLP]

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Stockholders

HQ Sustainable Maritime Industries, Inc. and Subsidiaries

Seattle, WA

We consent to the use in this Registration Statement of HQ Sustainable Maritime Industries, Inc. and Subsidiaries on Amendment No. 2 to Form SB-2 of our report dated March 19, 2007, for the consolidated financial position of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2006 and 2005 and the consolidated statements of operations and their consolidated cash flows for the years then ended, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Rotenberg & Co., LLP
Rotenberg & Co., LLP
Rochester, New York
May 24, 2007